Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock of Enphase Energy, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 28th day of May 2020.

SOUTH LAKE ONE LLC

By:	/s/ Isidoro Quiroga Moreno
Name: Isidoro Quiroga Moreno
Title: President

ISIDORO QUIROGA MORENO

By:	/s/ Isidoro Quiroga Moreno

INVERSIONES EL AROMO LIMITADA

By:	/s/ Felipe Correa
Name: Felipe Correa
Title: General Counsel